Exhibit 99.1

                                  NEWS RELEASE

                              For Immediate Release

USA Technologies Contact:                            Investor Relations Contact:
------------------------                             --------------------------
George R. Jensen, Jr., Chairman & CEO                Ken Sgro
Stephen P. Herbert, President & COO                  CEOcast, Inc.
Phone: (800) 633-0340                                Phone: (212) 732-4300
e-mail: sherbert@usatech.com

              USA TECHNOLOGIES REPORTS RECORD REVENUES FOR DECEMBER

                 COMPANY GENERATES OVER $1 MILLION IN DECEMBER;
                      SECOND QUARTER REVENUES HIGHEST EVER

MALVERN, PA, JANUARY 7, 2004 -- USA Technologies (OTC Bulletin Board: USTT) announced today that revenues for the month of December 2003, were in excess of $1 million, the Company's highest monthly sales revenues since its inception and a 400% increase versus December 2002. The December 2003 revenues contributed to a record second quarter ended December 31, 2003, for which the Company expects to report unaudited revenues in excess of $1.8 million.

"These results reflect growing demand for many of our technologies," said George
R. Jensen Jr., Chairman and CEO, USA Technologies. "With a 230% increase in quarterly revenues versus the previous year, we believe the Company is approaching the revenues that we need to generate positive cash flow. The Company is squarely focused on continued revenue growth."

The record second quarter follows a record $1.7 million in revenues for the quarter ended September 30, 2003. Both represent USA Technologies' biggest quarterly increases in revenue.

A significant portion of the revenue growth for the quarter ended December 31, 2003 occurred in three key business areas -- sales of the Company's energy management solutions, VendingMiser(R) and CoolerMiser(TM), Business Express(R) Business Center offerings, and e-Port(TM) cashless solutions. USA Technologies estimates it sold nearly 6,000 units of its VendingMiser(R), CoolerMiser(TM), Business Express(R), and e-Port(TM) products during the month of December. This is in addition to associated network services contracts, which accompany many of the sales.

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"As of September 30, 2003, USA Technologies had its strongest balance sheet in history, with positive shareholder equity of $17.5 million and 50 issued patents. We are anticipating continuing increases in sales in the months and quarters ahead," said Mr. Jensen.

About USA Technologies:

USA Technologies is a leader in the networking of distributed assets, wireless non-cash and m-commerce transactions, associated financial/network services and interactive media technology and energy management. USA Technologies provides networked credit card and other non-cash/mobile commerce systems in the vending, commercial laundry, hospitality and digital imaging industries. USA Technologies is an IBM Business Partner and an inaugural member of the Sprint Enabling Application Service Provider Program for e-commerce. The Company has marketing agreements with the Sprint, Motient, MEI and the ZiLOG Corporation. http://www.usatech.com

Statement under the Private Securities Litigation Reform Act:

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to the ability of the Company to increase revenues in the future, the ability to achieve a positive cash flow, the ability to obtain orders for its products, the ability to obtain new customers or cash flow, which could cause actual results or revenues to differ materially from those contemplated by these statements.